Exhibit 10.1

August 12, 2004

Mr. James Levy

65 Essex Road

Chestnut Hill, MA 02467

Dear Jim:

This letter will confirm Houghton Mifflin Company’s agreement to engage your services as an independent consultant from July 1, 2004, to December 31, 2004. Your services will be for no more than 100 days of consulting to Houghton Mifflin during this period, and your compensation for these services will be $1,000 per diem, plus applicable expenses directly related to your assigned consulting engagements for Houghton Mifflin. Subject to this maximum, the number of consulting days authorized for individual assignments or in the aggregate shall be at the sole discretion of Houghton Mifflin, to be approved in writing from time to time.

The services you will provide as consultant to the Company under this arrangement are discrete and separate from your responsibilities and compensation as a director of Houghton Mifflin Holdings, Inc., Houghton Mifflin Publishing, Inc., and the Company. To the extent required by applicable law, the existence and financial consideration of this consulting arrangement will be publicly disclosed. Your responsibilities as consultant under this agreement, and your reporting relationship, will be assigned by the Company from time to time in writing. Your initial assignment will be to quickly design an organization suitable to incubate Earobics, ensuring its scales similar to others in its index for the Great Source Division. For this assignment, which will consist of up to 4 days per month of consulting work, you will report to Steve Zukowski, President, Great Source Division. Subsequent engagements will be made in writing, making reference to this agreement, subject to your written acceptance of each such assignment.

During the engagement period, you are precluded from providing services to other companies in competition with Houghton Mifflin, or its subsidiaries, and the Company must approve provision of publishing-related consulting service to any other companies in advance in writing. We will pay you on a monthly basis for professional services. Any travel or other related expenses should be billed separately subject to our prior approval and accompanied by appropriate documentation.

You understand that in your role as a consultant, there are confidential proprietary business matters, financial information, and strategic plans of Houghton Mifflin to which you will be made privy. You therefore agree to respect the confidentiality of all such proprietary information, and not to use or disclose such information beyond the scope of your work as a consultant to Houghton Mifflin.

You have advised that you are under no agreement or restriction to another company that is inconsistent with your services under this consulting agreement. Also, typically prior to starting this engagement, contractors are required to provide Human Resources with evidence of adequate insurance. In your case, Houghton Mifflin will waive this requirement on the condition that you have expressly agreed to waive any and all claims of this nature against the Company, now and perpetually in the future.

You will act solely as an independent contractor, and nothing in this agreement will be construed to create an employment relationship between us. You will not be an agent of the Company, and you have no authority to bind, represent, or speak for the Company. The compensation described above will be the only compensation that you will receive with respect to your services as a consultant. We will record all payments to you on, and provide to you, an Internal Revenue Service form 1099 using the tax identification number you provided in connection with your service as a director (unless you otherwise advise us in writing), and we will not withhold from these payments any social security, state or federal unemployment contributions, state or federal income tax or disability contributions.

By signing in the space provided below, you confirm your acceptance of the general terms of this Consulting Agreement, and of the terms of your Great Source engagement. Anytime during this engagement period we will have the ability to conclude this arrangement by written notice to you, and subsequent payment of any authorized unbilled fees. Also, this agreement describes the entire relationship and agreement between you and Houghton Mifflin Company with respect to your services as a consultant.

Jim, I look forward to your service to Houghton Mifflin Company and know you will contribute much to our success.

Sincerely,

HOUGHTON MIFFLIN COMPANY

By:	/s/ ANTHONY LUCKI
Anthony Lucki,
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ JAMES LEVY James Levy